Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO TRANSACTION AGREEMENT

This AMENDMENT NO. 1 TO TRANSACTION AGREEMENT, dated as of February 6, 2017 (this “Amendment”), is made by and among Playa Hotels & Resorts B.V., a Dutch private limited liability company (the “Company”), Pace Holdings Corp., a Cayman Islands exempted company (“Parent”), Porto Holdco B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkeid) (“Holdco”), and New Pace Holdings Corp., a Cayman Islands exempted company (“New Pace”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

WHEREAS, the Company, Parent, Holdco and New Pace are parties to the Transaction Agreement, dated as of December 13, 2016 (the “Transaction Agreement”);

WHEREAS, pursuant to Section 8.13 of the Transaction Agreement, the Transaction Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto; and

WHEREAS, each of the parties to the Transaction Agreement agrees to amend the Transaction Agreement as described below.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1.    Effective as of the date of this Amendment, the Transaction Agreement is hereby amended as follows:

(a)    The following text is hereby added after the third recital in the preamble of the Transaction Agreement and the index of defined terms is hereby updated to include the term “Employee Subscription Agreements”:

“WHEREAS, prior to the Closing, Parent shall enter into subscription agreements with certain employees of the Company pursuant to which such employees of the Company shall agree to subscribe for, and Holdco shall agree to issue to such employees of the Company, on the terms and subject to the conditions and limitations set forth therein, Holdco Common Shares immediately following the consummation of the Company Merger (as defined below) (the “Employee Subscription Agreements”).”

(b)    Section 1.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“1.1    Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely by the exchange of closing deliverables and the taking of the closing actions contemplated by Section 1.3 at the Company Merger Effective Time (except in the case of the payments contemplated by Section 1.3, which shall be made as promptly as practicable after such time), which shall occur on the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Laws and this Agreement) waived on the Closing Date), unless another date or place is agreed to in writing by the parties, but in no event shall the Closing occur before March 10, 2017 unless the parties hereto agree otherwise (such date on which the Closing occurs, the “Closing Date”).”

(c)    Section 1.3(g) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(g)     Holdco shall issue 449,900 Holdco Common Shares to Parent against an issue price in the aggregate amount of EUR 44,990 to be paid in cash and, following such issuance, a notarial deed of conversion and amendment of articles of association of Holdco shall be executed before the Civil Law Notary, pursuant to which (i) Holdco shall be converted into a Dutch public limited liability company (naamloze vennootschap) and (ii) the articles of association of Holdco shall be amended, both with effect from the moment immediately prior to the consummation of the Parent Merger; provided that such 449,900 Holdco Common Shares shall be canceled immediately following the consummation of the Company Merger;”

(d)    The following text is hereby added as a new Section 1.3(m):

“(m)    The employees of the Company party to the Employee Subscription Agreements shall deliver their respective subscription amounts to Holdco, and Holdco shall issue to such employees of the Company, Holdco Common Shares pursuant to and in accordance with the terms of the Employee Subscription Agreements.”

(e)    Section 2.2(b)(iii) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(iii) The aggregate number of Holdco Common Shares to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall consist of a number of newly-issued Holdco Common Shares equal to (A) the quotient obtained by dividing (x) the Holdco Equity Value by (y) a per share issue price of $10.00, less (B) the total number of Holdco Common Shares issued, or subject to the warrants issued, pursuant to and in accordance with Section 2.1 and less (C) the total number of Holdco Common Shares to be issued to employees of the Company pursuant to and in accordance with the Employee Subscription Agreements. The aggregate number of Holdco Founder Warrants to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall be equal to the number of Surrendered Parent Founder Warrants. The aggregate number of Company Earnout Warrants to be received as Company Merger Consideration payable pursuant to this Section 2.2(b) shall be equal to the number of warrants subject to the Company Earnout Warrant Agreements.”

(f)    Section 6.1(f) of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“(f)     Minimum Proceeds. The funds contained in the Trust Account (net of the amount of any Parent Shareholder Redemption Amount) together with the amounts to be funded pursuant to the Subscription Agreements and the funds to be funded pursuant to the Employee Subscription Agreements shall equal or exceed $375,000,000 (the “Minimum Proceeds Amount”); provided, that the Minimum Proceeds Amount shall be reduced in the event that any Company Preferred Shares are converted into Company Common Shares following the date of this Agreement pursuant to and in accordance with the terms of the Securities Purchase Agreement entered into with HI Holdings (it being understood that the amount of such reduction will be determined on a dollar-for-dollar basis pursuant to Section 2.2 of such Securities Purchase Agreement and that in no event shall the Minimum Proceeds Amount be reduced to less than $325,000,000).”

(g)    The definition of “Ancillary Agreements” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“Ancillary Agreements” means the Confidentiality Agreement, the Subscription Agreements, the Employee Subscription Agreements, Parent Sponsor Letter Agreement, Waiver Agreement, Parent Pace Earnout Warrant Agreement, Company Earnout Warrant Agreements, Parent Merger Agreement, Securities Purchase Agreements, Company Merger Agreement, the Shareholder Agreement and the Registration Rights Agreement.

(h)    The definition of “Holdco Equity Value” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“Holdco Equity Value” means (a) the Total Enterprise Value, less (b) the Indebtedness Amount, plus (c) the Cash Balance, plus (d) the Cap Cana Escrow, less (e) the Total Expenses, plus (f) the Excess Parent Transaction Expenses, plus (g) the aggregate amount of cash in the Trust Account as of immediately prior to Closing, less (h) the Parent Shareholder Redemption Amount, plus (i) the aggregate amount paid by the Investors pursuant to and in accordance with the Subscription Agreements, plus (j) the aggregate amount to be paid by employees of the Company pursuant to and in accordance with the Employee Subscription Agreements, and less (k) the Preference Balance.

(i)    The definition of “Parent Transaction Expenses” in Section 8.1 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

“ “Parent Transaction Expenses” means (a) all accrued and unpaid fees, expenses and disbursements of counsel, accountants, advisors and consultants to Parent, New Pace or Holdco incurred after September 16, 2015 and (b) all accrued and unpaid costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees required to consummate the transactions contemplated hereby, in each case, of Parent or its Subsidiaries as of the Closing (and prior to giving effect to any payment thereof contemplated by Section 1.3(c)), as determined by Parent in good faith and set forth in the Parent Consideration Schedule to be delivered by Parent to Company prior to the Closing and subject to determination pursuant to Section 1.2(c), less an amount equal to the fees reimbursed by the Nasdaq to Holdco following the date hereof; provided that Parent Transaction Expenses shall not include Parent Underwriting Fees.”

(j)    The paragraph at the bottom of Exhibit L is hereby amended and restated in its entirety to read as follows:

“The numbers above (i) assume that there are no redemptions by Parent shareholders in connection with the Transactions, (ii) do not include or otherwise take into account any Holdco Common Shares to be issued to employees of the Company pursuant to and in accordance with the Employee Subscription Agreements and (iii) and do not include any shares that would be subject to an incentive plan of Holdco. Such numbers shall be updated as of Closing in accordance with the terms and conditions of the Agreement.”

2.    The parties hereto hereby agree that, except as specifically provided in this Amendment, the Transaction Agreement shall remain in full force and effect without any other amendments or modifications.

3.    The provisions of Sections 8.3 through 8.13 of the Transaction Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment for all purposes.

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IN WITNESS WHEREOF, each party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PLAYA HOTELS & RESORTS B.V.

By:	/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Executive Director

[AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

PACE HOLDINGS CORP.

By:	/s/ Karl Peterson
Name:	Karl Peterson
Title:	Director

[AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

PORTO HOLDCO B.V.

By:	/s/ Pedro Fernandes das Neves
Name:	Pedro Fernandes das Neves
Title:	Manager

[AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

NEW PACE HOLDINGS CORP.

By:	/s/ Michael Lagatta
Name:	Michael Lagatta
Title:	Director

[AMENDMENT NO. 1 TO TRANSACTION AGREEMENT]

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